Exhibit 99.1

HC2 Holdings Portfolio Company DBM Global Completes Acquisition of Banker Steel Family of Companies and Enters into New Credit Agreement

NEW YORK, May 27, 2021 -- HC2 Holdings, Inc. (“HC2” or “the Company”) (NYSE: HCHC) announced today that its infrastructure business DBM Global (“DBM”) has completed its previously announced acquisition of a 100% interest in Banker Steel Holdco LLC (“Banker Steel”) from Atlas Holdings LLC (“Atlas”). DBM also announced that it has entered into a new credit agreement that provides for a $110 million term loan and a $110 million revolving credit facility (the “Credit Agreement”), which will be used to fully repay DBM’s existing debt obligations, fund a portion of the Banker Steel acquisition and provide additional working capital capacity.

The purchase price for the acquisition of the Banker Steel family of companies was $145 million (subject to working capital and other customary post-closing adjustments), which was financed with $64.1 million from the proceeds of the new term loan/revolving credit facility, $49.6 million of sellers’ notes, $6.3 million of assumed debt of Banker Steel, and $25 million in cash received from HC2 in settlement of certain intercompany balances.

Banker Steel, which is now a wholly owned subsidiary of DBM, is based in Lynchburg, Virginia and provides fabricated structural steel and erection services primarily for the East Coast and Southeast commercial and industrial construction market. Banker Steel consists of six operating companies: Banker Steel Co., LLC; NYC Constructors, LLC; Memco LLC; Derr & Isbell Construction LLC; Innovative Detailing and Engineering Solutions; and Lynchburg Freight and Specialty LLC. Don Banker, CEO, and his executive team will continue their key roles with Banker Steel.

“We are thrilled to add an industry leader with a renowned track record and over $800 million of backlog at the end of April,” said Rustin Roach, CEO and Chairman of DBM. “Having overseen marquee projects including One Vanderbilt, the Jacob K. Javits Convention Center Expansion, JP Morgan’s headquarters and the Barclays Center, Banker’s leading presence on the East Coast is an ideal complement to DBM’s primarily West-Coast focused footprint.”

“The addition of the Banker Steel family of companies to DBM, which is already the largest steel fabrication and erection company in the United States, provides DBM with an enhanced geographic diversity that will allow the company to take full advantage of a market that is poised for significant growth,” said Avie Glazer, Chairman of HC2.

“With an expected return to pre-pandemic activity levels throughout the rest of 2021 and into 2022, coupled with government spending on infrastructure projected to be in the trillions of dollars over the next decade, HC2 anticipates that this transaction will help drive long-term revenue growth in our infrastructure segment,” added Wayne Barr, Jr., Chief Executive Officer of HC2.

The new Credit Agreement from a syndicate led by UMB Bank, n.a. provides for senior secured debt of DBM in the total amount of $220 million, comprised of a $110 million term loan and a $110 million revolving credit facility. The revolving credit facility will mature on May 31, 2024 and will bear an initial interest of prime minus 1.10%.  The term loan will mature on May 31, 2026 and will bear an interest rate of 3.25%.  In addition to funding a portion of the Banker Steel acquisition, the term loan and revolving credit facility will be used to repay any and all outstanding amounts on DBM’s existing credit agreement with Wells Fargo Bank, National Association, and DBM’s existing loan from TCW Asset Management Company. There is no prepayment premium.  Any undrawn amounts under the revolving credit facility will be available for DBM’s general corporate purposes.

“Our more favorable new Credit Agreement significantly reduces DBM’s cost of capital and will provide us with the continued liquidity and flexibility to operate efficiently,” noted Mike Hill, CFO of DBM.

About HC2

HC2 Holdings, Inc. (NYSE: HCHC) has a class-leading portfolio of subsidiaries in Infrastructure, Life Sciences and Spectrum. HC2 is headquartered in New York, NY, and through its subsidiaries employs over 4,300 people with the addition of Banker Steel to its portfolio.

About DBM Global

DBM Global is focused on delivering world class, sustainable value to its clients through a highly collaborative portfolio of companies which provide better designs, more efficient construction and superior asset management solutions. DBM Global offers integrated steel construction services from a single source and professional services which include design-assist, design-build, engineering, detailing, BIM co-ordination, steel modeling/detailing, fabrication, rebar detailing, advanced field erection, project management, and state-of-the-art steel management systems. Major market segments include commercial, healthcare, convention centers, stadiums, gaming and hospitality, mixed use and retail, industrial, public works, bridges, transportation, and international projects. The company, which is headquartered in Phoenix, Arizona, has operations in the United States, Australia, Canada, India, New Zealand, the Philippines, Singapore, Thailand and the United Kingdom.

About Banker Steel Company

Based in Lynchburg, Virginia, Banker Steel provides fabricated structural steel and erection services for the east coast commercial construction market. The company also provides design-assist services and has had the privilege of fabricating steel for design-build projects such as One Vanderbilt and the Jacob K. Javits Convention Center Expansion, both in New York City, the award-winning Washington Nationals Park in Washington, D.C. and the Barclays Center in Brooklyn, New York. The Banker Steel Family of Companies (www.bankersteel.com) consists of 6 operating companies and approximately 1,500 employees with offices or plants in Florida, Georgia, New Jersey, New York, Texas, Virginia, and Ontario, Canada.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements regarding the purchase of Banker Steel by DBM Global and our expectations regarding revenue growth, activity levels for the foreseeable future, projected government spending and building shareholder value, as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company’s control, and are subject to change. All forward-looking statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. HC2’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed with the Securities and Exchange Commission (“SEC”), including in our reports on Forms 10-K, 10-Q, and 8-K. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.

Media Contact:
Reevemark
Paul Caminiti/Pam Greene/Luc Herbowy
HC2@reevemark.com
(212) 433-4600

Investor Contact:
FNK IR
Matt Chesler, CFA
ir@hc2.com
(212) 235-2691